Exhibit 16.1

LAREDO’S REVERSE STOCK SPLIT PROPOSAL APPROVED BY FINRA

Vancouver, BC September 12, 2014 – Laredo Resources Corp. (OTCPink: LRDR), announced today that FINRA has approved the company's corporate action effecting a 1 for 500 reverse split of the Company’s common stock. The reverse split will be effective as of the open of business on Monday, September 15, 2014. The Company’s common stock will continue to trade on the OTCPink under the symbol: LRDRD. The “D” will be removed in 20 business days and the symbol will revert back to LRDR.

Laredo Resources Corp. Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No stock exchange or regulatory organization in Canada accepts responsibility for the adequacy or accuracy of this release.

CONTACT:	Robert C. Gardner
Phone: 604 669-9000
E-mail: robertgardner@laredoresources.biz

Source: Laredo Resources Corp.